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                                                                    Exhibit 13

                                ICM SERIES TRUST
                        ICM/ISABELLE SMALL-CAP VALUE FUND


                               PURCHASE AGREEMENT


     ICM Series Trust (the "Trust"), a Massachusetts business Trust, on behalf of the ICM/Isabelle Small-Cap Value Fund (the "Fund"), and Warren J. Isabelle and Richard L. Droster (collectively, the "Purchasers") hereby agree as follows:

          1. The Trust hereby offers to the Purchasers and the Purchasers hereby agree to purchase that number of Investment Class shares set forth next to each Purchaser's name on Addendum A to this Purchase Agreement at $10.00 per share (hereafter "Shares"). The Shares are the "initial shares" of the Fund. Fifth Third Bank hereby acknowledges receipt of a purchase confirmation reflecting the purchase of the Shares, and the Trust hereby acknowledges receipt from the Purchasers of funds in the aggregate amount of $100,000 in full payment for the Shares.

          2. Each of the Purchasers represent and warrant to the Trust that the Shares are being acquired for investment purposes and not for the purpose of distribution.

          3. Each of the Purchasers agree that if either of them or any direct or indirect transferee of the Shares held by them redeems the Shares prior to the fifth anniversary of the date that the Fund begins its investment activities, the redemption proceeds payable to such Purchaser or such transferee will be reduced by an amount equal to the number resulting from multiplying the Fund's total unamortized costs by a fraction, the numerator of which is equal to the number of Shares redeemed by such Purchaser or such transferee and the denominator of which is equal to the number of Shares of the Fund outstanding as of the date of such redemption, as long as the administrative position of the staff of the Securities and Exchange Commission requires such reimbursement.

          4. The Trust represents that a copy of its Declaration of Trust is on file at the Secretary of State's office.

          5. This Agreement has been executed on behalf of the Trust by the undersigned officer of the Trust in his capacity as an officer of the Trust. The obligations of this Agreement shall be binding only upon the assets and property of the Fund and shall

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               not be binding upon any individual Trustee, officer or
               shareholder of the Fund or the Trust.

          6. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the Commonwealth of Massachusetts.


     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the ______ day of February, 1998.



Attest:                                    ICM SERIES TRUST

_________________________                  By:______________________________

                                           Name:____________________________

                                           Title:_____________________________


Attest:                                    Warren J. Isabelle,
                                           IRA Account, U.S. Clearing Custodian

_________________________                  By:___________________________
                                           Warren J. Isabelle


Attest:


_________________________                   _________________________________
                                            Richard L. Droster






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                        ADDENDUM A TO PURCHASE AGREEMENT



PURCHASER                        NUMBER OF SHARES          TOTAL PURCHASE PRICE

Warren J. Isabelle                     6,500                      65,000

Richard L. Droster                     3,500                      35,000



















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